Putnam Growth Opportunities Fund, January 31, 2016, semiannual
Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		 1,034

72DD2 (000s omitted)

Class R		     3
Class R5	    50
Class R6	   184
Class Y		   446

73A1

Class A		 0.057

73A2

Class R		 0.014
Class R5         0.129
Class R6	 0.156
Class Y		 0.125

74U1 (000s omitted)

Class A		18,780
Class B		   941
Class C		 1,581
Class M		   274

74U2 (000s omitted)

Class R		   216
Class R5	   406
Class R6	 1,257
Class Y		 3,764

74V1

Class A		 21.44
Class B		 18.55
Class C		 18.88
Class M		 19.57

74V2

Class R		 20.80
Class R5	 22.34
Class R6	 22.35
Class Y		 22.28

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.